Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 1

Exhibit 99.1

Zhongpin Reports Higher Results for the Year 2009

NEW YORK, March 11, 2010 /PRNewswire-FirstCall/ -- Zhongpin Inc. (“Zhongpin”, Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China (“China”), today reported higher revenues, net income, and diluted earnings per share for the year 2009.

Year 2009 highlights:

•	Net revenues increased 34.5 percent in the year 2009 to $726.0 million from $539.8 million in 2008.

•	Net income increased 45.2 percent to $45.6 million in 2009 from $31.4 million in 2008.

•	Basic earnings per share increased 39.6 percent to $1.48 in 2009 from $1.06 in 2008.

•	Diluted earnings per share increased 39.0 percent to $1.46 in 2009 from $1.05 in 2008.

•
The trend for hog and pork prices in the fourth quarter 2009 increased modestly early in the quarter then remained stable through the remainder of the quarter, primarily due to the traditional rising market demand for pork during colder weather.

•
Zhongpin made outstanding progress during 2009 in executing its long-term growth strategy that focuses on increasing production capacity, broadening awareness and recognition of its well-known brand, expanding sales capabilities by accessing more retail outlets and sales channels, and increasing sales revenues and net income.

•
Zhongpin began production in two new pork processing plants and upgraded a third plant in 2009. These plants added 138,000 metric tons of annual capacity for pork products. Zhongpin’s total annual production capacity for all products at yearend 2009 was 614,760 metric tons.

•	Prior guidance for the year 2010 has been maintained.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin Inc., said, “The year 2009 was memorable for us, with several great successes.”

“During 2009, Zhongpin made outstanding progress in executing its long-term growth strategy that focuses on increasing production capacity; broadening awareness and recognition of our well-known brand that is starting to emerge from a regional toward a national market; exploiting sales capabilities by accessing more retail outlets and sales channels; and increasing revenues and net income.

“We began production in two new plant and one upgraded plant in 2009 that added about 138,000 metric tons of annual capacity for pork products to Zhongpin. Of that, 102,000 metric tons was for chilled and frozen pork and 36,000 metric tons was for prepared pork products.

“Our expanded capacity, combined with good marketing results from our brand, advertising, and in-store promotions and our sales team, helped to grow sales revenues by 34.5 percent in 2009 over 2008.

“Our return on average assets was down just a half point -- 11.0 percent in 2009 compared with 11.5 percent in 2008. We believe this was a major achievement, since we invested aggressively in new production facilities to support our market and sales expansion in 2009.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 2

“To dimension that higher investment, in 2009, our major fixed assets – property, plant, and equipment, construction in progress, and land use rights and deposits – increased by 51.9 percent or $112.6 million during the year. Current assets, also supporting our operations and growth, were up 48.3 percent or $54.3 million in 2009.”

Capacity and market expansions in 2009

In January 2009, we began operating our new chilled and frozen pork plant in eastern Henan province. It has an annual capacity of about 80,000 metric tons. Total new investment was about $17 million.

In April 2009, we started processing in our new vegetable and fruit facility in Changge, It has an annual capacity of 30,000 metric tons. Total new investment was $11 million. This new plant replaced 15,480 metric tons of capacity in other facilities that we have eliminated, so the net gain in capacity is 14,520 metric tons for vegetables and fruits.

In August 2009, we upgraded our pork facility in Changge and added an annual production capacity of 22,000 metric tons for chilled and frozen pork. Added investment was about $6 million.

In December 2009, we began operating our new prepared pork products facility in Changge. It has an annual capacity of about 36,000 metric tons. This facility’s advanced equipment and machinery imported from top-tier international manufacturers will produce quick-freeze sausages and other prepared pork products catering to varying consumer tastes. We expect to reach target capacity utilization in this plant in the second quarter 2010. Total investment was $21 million.

Total investment in the facilities brought on line in the year 2009 was about $55 million.

At yearend 2009, our annual capacity for chilled and frozen pork was 494,760 metric tons, for prepared pork products, it was 90,000 metric tons, and for vegetables and fruits, it was 30,000 metric tons, for a total annual capacity of 614,760 metric tons.

Capacity and market expansions in 2010

Mr. Zhu continued, “In 2010, we will continue to execute our strategic plan to sustain the growth we have achieved in the last five years.

“In 2010, we expect to develop new markets and expand our distribution channels. Through our aggressive marketing campaigns, we expect to strengthen our brand recognition and customer loyalty. Our objectives are higher sales and improved profitability.

”We will continue our technology improvements in 2010, including research and development for new products and processes, as well as our work in further improving our existing products and processes. We will continue our sharp focus in maintaining the highest quality and safety of our Zhongpin products.”

In January 2010, we began production in our new chilled and frozen pork plant in Tianjin. It has an annual capacity of 100,000 metric tons, of which 70 percent will be chilled pork and 30 percent frozen pork. We believe we will reach target utilization in this plant during the third quarter 2010.

In April 2010, we will begin constructing a new prepared pork products plant in Tianjin that will have an annual capacity of about 36,000 metric tons. The new Tianjin facility will include a new warehouse and distribution center and a research and development center, which should improve our product portfolio, support our cold-chain logistics, and help accommodate the higher production capacity by facilitating efficient distribution. Production is expected to start in October 2010 and should achieve target utilization in the second quarter 2011.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 3

The two start-of-the-art Tianjin facilities that will be added in 2010, which are integrated within one industrial park, are expected to cost about $61.0 million in total.

In April 2010, we expect to open our new premium pork oil production plant in Changge. It will have an annual capacity of about 20,000 metric tons.

By the end of 2010, we believe that Zhongpin’s annual capacity will be at least 541,760 metric tons for chilled and frozen pork, 126,000 metric tons for prepared pork products, 20,000 metric tons for premium pork oil, and 30,000 metric tons for vegetables and fruits, for a total production capacity of 717,760 metric tons.

As we build additional plants, we also extend our cold-chain logistics system for delivery into our new markets.

New cold storage and distribution centers

Zhongpin is also constructing three cold storage and distribution centers for chilled and fresh pork and agricultural products. The centers are located adjacent to Zhongpin’s processing facilities in Zhumadian, Anyang, and Luoyang, in China’s Henan province, and will begin operating in the second quarter 2010. Total investment for the centers will be $13.6 million.

Each center will have more than 20,000 square meters for processing, storage, and allocation workshops. Adjustable multi-temperature multi-level cold storage rooms in each center will provide outstanding conditions to maintain the highest quality and flavor for a variety of products. Initially, about 40 percent of the capacity will be devoted to Zhongpin’s chilled and frozen pork, with the remaining 60 percent used to provide storage, processing, and allocation services for other food producers, most of which are already under contract. As with Zhongpin’s other new facilities, the centers will have the most modern quality assurance, processing, logistics, and information technology systems.

Outlook for pork demand in China

Mr. Zhu continued, “Our strategy has stayed intact for the past several years. The major objectives, which are designed to create additional value for our shareholders, are:

•	increase our brand recognition,

•	expand our market presence,

•	increase our production capacity,

•	expand and optimize our product lines, and

•	maintain our technological superiority.

“China’s economy appears to be expanding at a good rate, and pork remains China’s preferred protein. We believe the outlook for China's pork processing industry remains quite positive. We are continuing to build a leading brand position and higher market share in the pork category and are continuing to expand our processing plants and distribution network to satisfy the increasing demand for our high quality products.

“Our operating and financial results for 2009 were very good. The economic, industry, and Zhongpin outlook for 2010 continues to be encouraging. We are comfortable in maintaining our previous performance guidance.”

Guidance maintained

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 4

Zhongpin is maintaining its prior guidance from January 11, 2010 for the year 2010.

Mr. Warren Wang, Zhongpin’s Chief Financial Officer, said, “For the year 2010, we continue to believe that Zhongpin’s sales revenues should be within a range of $900 million to $940 million, with gross profit within the range of $106 million to $115 million and net income within the range of $52 million to $57 million. The resulting diluted earnings per share for the year 2010 is currently expected to be within the range of $1.49 to $1.64 per share.”

This guidance is based on several assumptions and strategies that include:

•	Continuation of China’s policies designed to stimulate domestic consumption and economic growth;

•	Higher average pork prices in China’s pork industry in 2010 than in 2009;

•	Higher sales volume of our pork products, led by chilled pork products, followed by prepared pork products and frozen pork products;

•	A higher percentage of sales from our higher-margin chilled pork and prepared pork products;

•	Average capacity utilization of about 75 percent for pork products;

•	Increasing distribution efficiencies from expansion of our cold-chain logistics system and service areas;

•	Growing awareness of the Zhongpin brand in regional markets and emerging brand awareness across China; and

•	Continuation of the Chinese government’s support and subsidies for producers of agricultural products, such as Zhongpin.

Zhongpin believes that China’s food processing industry will continue to consolidate, which may result in higher market shares for our main competitors. However, we believe Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2010 can be achieved.

Sales revenues

Total sales revenues increased 34.5 percent to $ 726.0 million in 2009 from $ 539.8 million in 2008, primarily due to higher sales revenues in pork and pork products that resulted from higher tonnage sold, which was derived mainly from our increase in the number of our branded stores and higher sales that we achieved with food service distributors. Higher market prices for prepared pork products also contributed to the increase in 2009.

The following table shows sales by product division for 2009 and 2008.

	Sales by Division (unaudited)
	Year Ended December 31, 2009			Year Ended December 31, 2008
	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	214,253	$396.1	$1,849	128,963	$289.3	$2,243
Frozen pork	133,034	224.8	$1,690	86,085	187.9	$2,183
Prepared pork products	41,360	93.0	$2,249	24,621	53.7	$2,181
Vegetables and Fruits	16,825	12.1	$719	13,472	8.9	$661
Total	405,472	$726.0	$1,791	253,141	$539.8	$2,132

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 5

Chilled pork revenues increased on higher tonnage at lower average prices. Revenues from chilled pork products increased 36.9 percent in 2009 from 2008. Chilled pork tonnage increased 66.1 percent in 2009 from 2008. Our average price per metric ton for chilled pork decreased 17.6 percent in 2009 from 2008.

Frozen pork revenues increased on higher tonnage at lower average prices. Revenues from frozen pork products increased 19.6 percent in 2009 from 2008. Frozen pork tonnage increased 54.5 percent in 2009 from 2008. Our average price per metric ton for frozen pork decreased 22.6 percent in 2009 from 2008.

Prepared pork revenues increased on higher tonnage at slightly higher average prices. Revenues from prepared pork products increased 73.2 percent in 2009 from 2008. Prepared pork tonnage increased 68.0 percent in 2009 from 2008. Our average price per metric ton for prepared pork products increased 3.1 percent in 2009 from 2008.

Pork and pork products totaled 98.3 percent of total revenues in 2009, compared with 98.4 percent of total revenues in 2008.

Vegetables and fruits revenues increased on higher tonnage at higher average prices. Vegetable and fruit revenues increased 36.0 percent in 2009 from 2008. Tonnage of vegetables and fruits increased 24.9 percent in 2009 from 2008. Our average price per metric ton for vegetables and fruits increased 8.8 percent in 2009 from 2008. Vegetables and fruits were 1.7 percent of total revenues in 2009 compared with 1.6 percent in 2008.

The increase in metric tons of pork and pork products sold during 2009 was partly due to our effort to expand our retail distribution channels. The following table shows the changes in our retail distribution channels in 2009.

	Numbers of Stores and Cities Generating Sales Volume (unaudited)
	December 31,		Net Increase	Percentage Increase
	2009	2008
STORES AND COUNTERS
Showcase stores	145	132	13	9,8%
Branded stores	1,012	961	51	5.3%
Supermarket counters	2,048	1,968	80	4.1%
Total	3,205	3,061	144	5.9%

CITIES
First-tier cities	29	29	0	0.0%
Second-tier cities	120	106	14	13.2%
Third-tier cities	383	324	59	18.2%
Total cities	532	459	73	15.9%

In addition, expansion in our distribution channels and geographical coverage has been a significant factor in increasing our sales volume. The following table shows our revenues by distribution channel for 2009 and 2008.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 6

	Sales by Distribution Channel (Dollars in millions) (unaudited)
	Year ended December 31,		Net Increase	Percentage Increase
	2009	2008
Retail channels	$301.1	$226.8	$74.3	32.8%
Wholesalers and distributors	217.4	155.7	61.7	39.6%
Restaurants and food service	200.4	152.0	48.4	31.8%
Export	7.1	5.3	1.8	34.0%
Total	$726.0	$539.8	$186.2	34.5%

The increase in sales to different distribution channels was primarily due to the following factors: (1) our production capacity has increased because we put new facilities into use in 2009 and increased our utilization rate for all facilities; (2) we have built up our brand image and brand recognition through general advertising, display promotions, and sales campaigns; (3) we have increased the number of stores and other channels through which we sell our products; and (4) we believe consumers are placing increased importance on food safety and are willing to pay higher prices for safe food products.

As presented in the table above, our most significant dollar revenue increases were generated from our retail channels, wholesalers and distributors, and restaurants and food service organizations, in that order. Sales to wholesaler and distributors had the highest percentage increase.

Revenues from export sales increased 34.0 percent to $ 7.1 million in 2009 from $ 5.3 million 2008.

Cost of sales and gross profit margin

Our cost of sales increased 35.7 percent to $ 639.6 million in 2009 from $ 471.3 million in 2008. Our cost of sales primarily include our expenses in raw materials, labor costs, and overhead.

	Cost of Sales by Division (unaudited)
	Year Ended December 31, 2009			Year Ended December 31, 2008
	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	214,253	$352.7	$1,646	128,963	$253.2	$1,963
Frozen pork	133,034	205.6	$1,545	86,085	168.6	$1,959
Prepared pork products	41,360	71.2	$1,722	24,621	42.0	$1,706
Vegetables and Fruits	16,825	10.1	$599	13,472	7.5	$557

Total	405,472	$639.6	$1,577	253,141	$471.3	$1,862

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 7

Our gross profit margin (gross profit divided by sales revenue) decreased to 11.9 percent in 2009 from 12.7 percent in 2008. The decrease in the gross margin was primarily due to (1) our strategic decision to take actions to increase our market share and increase our capacity utilization at the same time we increased our production capacity by opening of new production facilities during the year and (2) higher depreciation expense resulting from the new production facilities put into service during the year.

As a result, our gross profit margin was lower than the level we would expect to achieve when we fully integrate our new production facilities and open new regional markets for our products. We intend to adjust our production levels, product mix, and the percentages of our sales derived from different sales channels in the coming quarters to increase our gross profit margin.

General, administrative, and selling expenses

General and administrative expenses increased 4.4 percent to $18.8 million in 2009 from $18.0 million in 2008. As a percentage of revenues, general and administrative expenses was 2.6 percent in 2009 from 3.3 percent in 2008. The increase in general and administrative expenses in 2009 was primarily due to a $1.0 million increase in salaries for additional employees and management to support our business expansion in 2009.

Selling expenses increased 48.5 percent to $14.7 million in 2009 from $9.9 million in 2008. As a percentage of revenue, selling expenses increased to 2.0 percent in 2009 from 1.8 percent in 2008. The increase in selling expenses was primarily due to an increase in salaries of $1.2 million in support of higher selling activity and a combination of some small items.

Research & development expenses

Research and development expenses decreased 85.7 percent to $0.1 million in 2009 from $0.7 million in 2008, mainly due to higher government subsidies for research and development in 2009 that were netted against research and development expenses. Excluding the benefit of the subsidies in both years, gross research and development expenses declined 9.7 percent to $2.8 million in 2009 from $3.1 million in 2008.

Gain on disposal of a subsidiary

In the 2009, we completed the sale of a subsidiary and recorded a gain on the sale of $0.7 million in 2009. We had determined that the cost to upgrade the subsidiary’s production facility would not have been economically prudent.

Interest expense

Interest expense increased 79.4 percent to $6.1 million in 2009 from $3.4 million in 2008, mainly due to higher borrowings, partly offset by higher interest income. The higher borrowings in 2009 came mainly from an increase of $16.8 million in short-term bank loans, an increase of $21.4 million in long-term bank loans, and an increase of $14.3 million in capital lease obligations.

Other income and government subsidies

Other income and government subsidies increased 550.0 percent to $2.6 million in 2009 from $0.4 million in 2008, mainly due to higher government cash subsidies received in 2009.

Provision for income taxes

The tax rate in China on income generated from the sale of prepared food products is 25 percent. The increase in the provision for income taxes in 2009 from 2008 was primarily due to higher sales of prepared pork products. There is no income tax on income generated from the sale of raw products, including raw meat products, raw vegetables, or raw fruits.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 8

Net income

Net income increased 45.2 percent to $45.6 million in 2009 from $31.4 million in 2008 primarily due to higher revenues from higher tonnage sold at lower average prices, effective use and control of expenses, and higher government subsidies for research and development, partly offset by higher interest expenses and higher income taxes on higher-margin prepared pork products. Zhongpin’s net profit margin (net income divided by total sales revenues) improved to 6.3 percent for 2009 from 5.8 percent in 2008.

Earnings per share

Basic earnings per share increased 39.6 percent to $1.48 in 2009 from $1.06 in 2008.

Diluted earnings per share increased 39.0 percent to $1.46 in 2009 from $1.05 in 2008.

Liquidity and Capital Resources

At December 31, 2009 we had cash and cash equivalents of $69.0 million and working capital of $31.1 million. Working capital is defined as current assets minus current liabilities.

For the year 2009, net cash provided by operating activities was $40.8 million, net cash used in investing activities was $119.0 million, and net cash provided from financing activities was $105.4 million. As a result, plus the effect of foreign exchange rate changes on cash, cash and cash equivalents increased by $27.1 million in 2009.

In October 2009, we completed a registered direct common stock offering and received net proceeds of approximately $57.1 million. In November 2009, we entered capital lease agreement and obtained net proceeds of $14.3 million. In 2008, we completed a capital lease transaction and obtained net proceeds of $4.6 million.

We believe our existing cash and cash equivalents, together with our available lines of credit that totaled $225.4 million at December 31, 2009, will be sufficient to finance our investment in new facilities, with budgeted capital expenditures of approximately $73.3 million over the next 12 months, and to satisfy our working capital needs. We intend to satisfy our short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling the maturing loans into new short-term loans with the same lenders as we have done in the past. We also we intend to optimize our loan structure by replacing certain of our short-term indebtedness with additional long-term debt.

Conference call and webcast

Zhongpin will host its quarterly conference call and live webcast at 8:00 a.m. Eastern Standard Time (New York) on Friday, March 12, 2010, which is 9:00 p.m. in Beijing on the same day. The live event on March 12, 2010 will be available at 1:00 p.m. in London and at 2:00 pm in west European cities.

Speaking on the call will be Mr. Xianfu Zhu, Chairman and CEO, Mr. Baoke Ben, Board Director and EVP, Mr. Warren (Feng) Wang, VP and CFO, and Mr. Sterling Song, Investor Relations Manager.

To participate in the live conference call, please dial one of the following numbers five to ten minutes prior to the scheduled starting time. When prompted by the operator, please enter the participant PIN code shown below to be connected to the call.

U.S. toll-free number	1-877-538-6619

International dial-in number	+852-3005-2050

Mainland China toll-free number	400-681-6949

Participant PIN code	326957#

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 9

A simultaneous live webcast of the conference call will be available on the Investor Relations section of Zhongpin’s website at www.zpfood.com. To listen to the call, please go to the website at least 15 minutes before the call’s start to register and to download and install any necessary audio software. An archive of the webcast will be available shortly after the conference call and can be reached in the Investor Relations section of Zhongpin’s website.

A telephone replay of the call will be available after the conclusion of the conference call through 9:00 a.m. Eastern Standard Time on April 11, 2010. The number for the toll-free telephone replay in the U.S. is 1-866-753-0743, with the conference reference number of 145136#. The international telephone dial-in replay number is +852-3005-2020, with the conference reference number of 145136#.

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in the China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes more than 3,000 retail outlets. Zhongpin's export markets include the European Union and Southeast Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, any effect from the A(H1N1) virus on Zhongpin’s market or sales, interruptions in the supply of live pigs and or raw pork, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin’s ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin’s future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission.

You are urged to consider these factors carefully in evaluating Zhongpin’s forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Financial statements follow.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 10

Zhongpin Inc.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
U.S. dollar amounts	2009	2008	2009	2008
				Restated
Revenues
Sales revenues	$215,489,454	$139,817,970	$726,037,187	$539,825,135
Cost of sales	(190,830,572)	(122,139,187)	(639,559,678)	(471,264,359)
Gross profit	24,658,882	17,678,783	86,477,509	68,560,776

Operating expenses
General and administrative expenses	(5,473,266)	(4,054,281)	(18,802,329)	(17,960,489)
Selling expenses	(5,359,163)	(2,574,430)	(14,707,582)	(9,922,993)
Research & development expenses	(53,980)	422,973	(56,948)	(715,057)
Impairment loss	(56,103)	(3,180,951)	(56,103)	(3,180,951)
Gain on disposal of a subsidiary	106	-	654,249	-
Loss (gain) from sale-leaseback	(550,761)	-	(600,759)	-
Total operating expenses	(11,493,167)	(9,386,689)	(33,569,472)	(31,779,490)

Income from operations	13,165,715	8,292,094	52,908,037	36,781,286

Other income (expense)
Interest income (expense), net	(1,595,866)	(908,218)	(6,099,667)	(3,361,356)
Other income (expense), net	(1,237,076)	(25,219)	(839,491)	(62,102)
Government subsidies	3,211,180	(566,907)	3,440,569	487,777
Total other income (expense)	378,238	(1,500,344)	(3,498,589)	(2,935,681)

Net income before taxes	13,543,953	6,791,750	49,409,448	33,845,605
Provision for income taxes	(1,653,030)	(1,274,766)	(3,819,068)	(2,468,659)
Net income	11,890,923	5,516,984	45,590,380	31,376,946

Foreign currency translation adjustment	11,532	(737,269)	(155,673)	10,908,633
Comprehensive income	$11,902,455	$4,779,715	$45,434,707	$42,285,579

Earnings per share
Basic	$0.35	$0.18	$1.48	$1.06
Diluted	$0.34	$0.18	$1.46	$1.05

Weighted average shares outstanding
Basic	33,833,288	29,606,220	30,750,054	29,475,817
Diluted	34,479,535	29,618,093	31,230,536	29,834,513

The accompanying notes are an integral part of these consolidated financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 11

Zhongpin Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
U.S. dollar amounts	2009	2008
		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$68,982,259	$41,857,166
Restricted cash	14,490,575	17,040,201
Bank notes receivable	7,997,172	1,268,890
Accounts receivable	20,419,797	20,432,752
Other receivables	652,523	1,907,243
Purchase deposits	5,653,192	4,308,852
Inventories	33,859,420	16,724,217
Prepaid expenses	186,030	360,265
VAT recoverable	14,064,185	7,432,365
Assets held for sale	-	623,871
Deferred tax assets	256,151	311,055
Other current assets	120,709	96,402
Total current assets	166,682,013	112,363,279

Property, plant, and equipment, net	189,588,904	133,867,635
Construction in progress	70,192,150	40,773,039
Land usage rights	61,128,431	35,983,947
Deposits for purchase of land usage rights	8,718,740	6,429,295
Deferred charges	39,855	48,185
Other noncurrent assets	1,761,709	412,503
Total assets	$498,111,802	$329,877,883

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 12

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term loans	$84,661,697	$67,893,001
Bank notes payable	9,560,353	13,252,180
Long-term loans - current portion	4,539,215	145,671
Accounts payable	9,260,750	9,528,937
Other payables	12,882,316	7,130,384
Accrued liabilities	7,377,850	5,055,660
Deposits from customers	5,335,907	4,331,774
Tax payable	1,918,057	1,382,589
Total current liabilities	135,536,145	108,720,196

Deferred tax liabilities	247,945	94,812
Deposits from customers - long-term portion	1,987,579	2,420,967
Capital lease obligation	18,584,533	4,252,743
Long-term loans	44,912,744	23,475,174
Total liabilities	201,268,946	138,963,892

Shareholders' equity
Preferred stock	-	2,129
Common stock	34,662	27,505
Additional paid-in capital	166,169,902	105,680,772
Retained earnings	111,699,375	66,108,995
Accumulated other comprehensive income	18,938,917	19,094,590
Total equity	296,842,856	190,913,991

Total liabilities and shareholders' equity	$498,111,802	$329,877,883

The accompanying notes are an integral part of these consolidated financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 13

Zhongpin Inc.
CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended December 31,
U.S. dollars	2009	2008
		Restated
Cash flows from operating activities:
Net income	$45,590,380	$31,376,946
Adjustments to reconcile net income to
net cash provided by (used in) operations:
Depreciation	8,512,431	4,764,421
Amortization of intangible assets	1,019,363	602,511
Loss from sale-leaseback	600,759	-
Allowance for doubtful accounts	(291,767)	274,615
Impairment loss	56,103	3,180,951
Deferred tax assets	54,622	(305,450)
Deferred tax liabilities	153,149	93,103
Other income	1,005,104	-
Gain on disposal of a subsidiary	(649,831)	-
Warrant expenses	-	145,791
Non-cash compensation expense	1,679,959	1,329,977
Changes in operating assets and liabilities:
Accounts receivable	35,615	(381,737)
Other receivables	1,461,708	2,700,131
Purchase deposits	(1,546,363)	2,167,512
Prepaid expenses	173,854	(159,685)
Inventories	(17,150,749)	10,830,892
VAT recoverable	(6,691,406)	(3,495,617)
Other current assets	(24,377)	-
Deferred charges	8,287	(17,018)
Accounts payable	(241,155)	4,998,410
Other payables	5,804,828	2,942,790
Reaserch and development grants payable	-	(273,807)
Accrued liabilities	1,315,754	491,730
Taxes payable	536,402	2,220,364
Deposits from customers	708,045	2,280,645
Other noncurrent assets	(1,348,997)	-
Net cash provided (used) by operating activities	40,771,718	65,767,475

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 14

Cash flows from investing activities:
Deposits for purchase of land usage rights	(7,130,023)	(4,783,718)
Construction in progress	(83,916,886)	(76,572,004)
Additions to property, plant, and equipment	(10,459,534)	(15,031,502)
Additions to land usage rights	(21,347,416)	(11,573,776)
Proceeds on disposal of fixed assets	113,291	238,450
Increase in restricted cash	2,534,362	(12,990,885)
Proceeds from disposal of a subsidiary	1,226,487	-
Net cash used in investing activities	(118,979,719)	(120,713,435)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	(10,405,839)	5,290,384
Proceeds from (repayment of) short-term loans, net	16,818,596	16,552,240
Proceeds from long-term loans	31,844,612	21,589,878
Repayment of long-term loans	(6,004,498)	(145,275)
Proceeds from capital lease obligation	14,329,464	4,176,107
Proceeds from common stock	57,143,000	-
Proceeds from exercised warrants	1,671,200	1,543,587
Net cash provided by financing activities	105,396,535	49,006,921

Effect of foreign exchange rate changes on cash	(63,441)	2,654,070
Increase (decrease) in cash and cash equivalents	27,125,093	(3,284,969)

Cash and cash equivalents, beginning of period	41,857,166	45,142,135
Cash and cash equivalents, end of period	$68,982,259	$41,857,166

Supplemental disclosures of cash flow information:
Cash paid for interest	$7,218,082	$5,462,627
Cash paid for income taxes	$3,195,434	$1,162,359

The accompanying notes are an integral part of these consolidated financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 15

Zhongpin Inc.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

	Preferred Stock		Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive
U.S. dollar amounts except shares	Shares	Par value	Shares	Par value	Capital	Earnings	Income	Total
Balance January 1, 2007	6,900,000	$6,900	12,132,311	$12,133	$34,788,651	$16,206,768	$1,682,767	$52,697,219
Preferred stock converted to common stock	(3,775,000)	(3,775)	3,775,000	3,775				-
Common stock and warrants (net of offering cost) - cash exercise			9,814,458	9,814	62,818,776			62,828,760
Common stock and warrants - cashless exercise			169,798	170	(170)
Compensation expense - release of escrow shares					2,250,116			2,250,116
Warrant expense					15,950			15,950
Compensation expense - option granted					197,078			197,078
Net income for the year						18,525,281		18,525,281
Foreign currency translation adjustment							6,503,190	6,503,190
Balance December 31, 2007	3,125,000	3,125	25,891,567	25,892	100,070,571	34,732,049	8,185,957	143,017,594
Preferred stock converted to common	(995,800)	(996)	995,800	996				-
Common stock and warrants (net of offering cost) - cash exercise			303,671	303	1,543,284			1,543,587
Common stock and warrants - cashless exercise			313,880	314	(314)			-
Shareholder's donation					2,591,462			2,591,463
Compensation expense - option granted					1,475,768			1,475,768
Net income for the year						31,376,946		31,376,946
Foreign currency translation adjustment							10,908,633	10,908,633
Balance December 31, 2008	2,129,200	2,129	27,504,918	27,505	105,680,772	66,108,995	19,094,590	190,913,991
Warrants exercised (cashless)			248,196	248	(248)			-
Warrants exercised (cash)			180,000	180	1,671,020			1,671,200
Conversion of preferred shares	(2,129,200)	(2,129)	2,129,200	2,129				-
Compensation expense for stock option granted					1,679,958			1,679,958
Common shares offering			4,600,000	4,600	57,138,400			57,143,000
Net income for the period						45,590,380		45,590,380
Translation adjustment							(155,673)	(155,673)
Balance December 31,2009	-	$-	34,662,314	$34,662	$166,169,902	$111,699,375	$18,939,217	$296,842,856

The accompanying notes are an integral part of these consolidated financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the Year 2009
News release of March 11, 2010 -- page 16

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86-10-8286-1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86-10-8286-1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Mobile +86-139-2337-7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86-139-1141-3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1-212-618-1978 in the USA
kli@christensenir.com

SOURCE Zhongpin Inc.
www.zpfood.com